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                                                                   Exhibit 08.02

October 11, 2000

Total Sports, Inc.
133 Lafayetteville Street Mall
Sixth Floor
Raleigh, NC  27601

Ladies and Gentlemen:

We have acted as counsel to you in connection with the merger (the "Merger") of Total Sports, Inc. ("Total") with and into Quokka Sports, Inc. ("Quokka"). This opinion letter is being furnished to you pursuant to Sections 5.12 and 7.5(a) of the Agreement and Plan of Merger and Reorganization, dated as of July 20, 2000 (the "Merger Agreement"), by and among Total and Quokka. Unless otherwise specified herein, all capitalized terms shall have the meanings ascribed to them in the Merger Agreement.

We have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Form S-4 Registration Statement filed by Quokka with the Securities and Exchange Commission pursuant to the Merger Agreement (the "Registration Statement") and such other documents and information as we have deemed necessary or appropriate as a basis for the opinions set forth below. Our opinions are expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy of all of such facts, information, covenants, statements and representations up to and including the Effective Time.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the contemplated transactions will be consummated at the Effective Time in accordance with the terms of the Merger Agreement. In addition, we have, with your consent, relied upon statements, representations and covenants contained in letters executed by officers of Quokka and Total, dated October 11, 2000 (the "Representation Letters").

In rendering our opinions, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), judicial decisions, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect our conclusions herein.

Based upon and subject to the foregoing, we are of the opinion, and hereby confirm our opinion set forth in the Registration Statement under the caption "Material U.S. Federal Income Tax Consequences" that
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Total Sports, Inc.
October 11, 2000

                                                                          Page 2



- the merger will be treated for federal income tax purposes as a Reorganization;

-     Quokka and Total will each be a party to the Reorganization;

- Quokka and Total will not recognize any gain or loss solely as a result of the merger;

- stockholders of Total will not recognize any gain or loss upon the receipt of solely Quokka common stock for their Total capital stock, other than with respect to cash received in lieu of fractional shares of Quokka common stock;

- the aggregate basis of the shares of Quokka common stock received by a Total stockholder in the merger, including any fractional share deemed received, will be the same as the aggregate basis of the shares of Total capital stock surrendered in exchange therefor; and

- the holding period of the shares of Quokka common stock received by a Total stockholder in the merger will include the holding period of the shares of Total capital stock surrendered in exchange therefor.


We are also of the opinion that the discussion in the Registration Statement under the captions "Summary -- Tax Matters," and "Material U.S. Federal Income Tax Consequences", to the extent it relates to Total and its shareholders, is a fair and accurate summary of the material Federal income tax consequences of the Merger, subject to the qualifications set forth therein.


Except as set forth above, we express no opinion to any party as to any consequences of the Merger, any transactions related thereto or any issue relating to Total or any investment therein. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law. This opinion is solely for your and your stockholders' benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent.

We consent to the reference to our firm under the caption "Material U.S. Federal Income Tax Consequences" in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Clifford Chance Rogers & Wells LLP